Exhibit 99.1

Glossary of Selected Terms

The following abbreviations and definitions are terms commonly used in Vertex Energy, Inc.’s (the “Company’s”) filings with the Securities and Exchange Commission:

No. 2 Oil - A high sulfur diesel oil, which is used in off-road equipment and in the marine industry such as tug boats and ships. It is also used to blend fuel oil and has multiple applications to fuel furnaces (“boilers”). It is a low viscosity, flammable liquid petroleum product.

No. 6 Oil - A lesser grade of oil than No. 2 oil, it is used only in certain applications.

Aggregators - Specialized businesses that purchase used oil and petroleum by-products from multiple collectors and sell and deliver it as feedstock to processors.

Asphalt Flux - Also called asphalt extender or blowdown, asphalt flux is a by-product of re-refining used oil suitable for blending with bitumen (the geological term for naturally occurring deposits of solid or semi-solid petroleum) or asphalt to form a product of greater fluidity or softer consistency. It is a thick, relatively nonvolatile fraction of petroleum used as flux (i.e., a substance used to promote fusion). It is a derivative, nearly or completely solid at room temperature, of certain crude oils. This black, tarry material usually comes from vacuum residue (i.e., the residue left over from vacuum distillation (see below)). It has several industrial applications. Pavers heat it to liquid form and mix it in gravel to make road surface materials called “blacktop,” “madcadam,” “tarmac,” or “asphalt.” Builders use it to make and join bricks, to coat roofs, and to form shingles. It also glues together various manufactured goods.

Base Oil - The name given to lubrication grade oils initially produced from refining crude oil (mineral base oil) or through chemical synthesis (synthetic base oil).  In general, only 1% to 2% of a barrel of crude oil is suitable for refining into base oil. The majority of the barrel is used to produce gasoline and other hydrocarbons.

Black Oil - Any used or unused petroleum or synthetic oil that is dark in color and heavier than diesel. Examples of black oil include used motor oil, No. 6 fuel oil, marine cutterstock, gasoil, and other residual fuel oil.

Blender - An entity that combines various petroleum distillates to make a finished product that meets the applicable customer’s specification. In this combining process, each hydrocarbon stream is analyzed through a distillation cure as well as other testing to help ensure the quality of product is met. Through this process, each stream is blended into a specific product, including gasoline, No. 2 oil, marine diesel and fuel oils.

Blendstock - A bulk liquid component combined with other materials to produce a finished petroleum product.

Bunker Fuel - Any type of fuel oil used aboard ships, and includes heavy oil and No. 6 Oil.

Collectors - Typically local businesses that purchase used oil from generators and provide on-site collection services.

Cracking - The process whereby large hydrocarbons are broken (or cracked) into smaller hydrocarbons, which is usually done at high temperatures and pressures.

Cutterstock - Fuel oil used as a blending agent for other fuels to, for example, lower viscosity.

Distillate Fuel - A general classification for one of the petroleum fractions or cuts produced in conventional distillation operations; includes marine diesel oil and diesel fuels.

Feedstock – A product or a combination of products derived from crude oil and destined for further processing in the refining or re-refining industries. It is transformed into one or more components and/or finished products.

Gasoline Blendstock - Naphthas and various distillate products used for blending or compounding into finished motor gasoline. These components can include reformulated gasoline blendstock for oxygenate blending (RBOB) but exclude oxygenates (alcohols and ethers), butane, and pentanes (an organic compound with properties similar to a butane).

Generators - Entities that generate used oil through their daily operations such as automotive businesses conducting oil changes on consumer and commercial vehicles and industrial users changing lubricants on machinery and heavy equipment.

Hydrocarbons - An organic compound consisting entirely of hydrogen and carbon.  When used in the Company’s filings the term generally refers to crude oil and its derivatives.

Hydrotreating - Processing feedstock with hydrogen to remove impurities such as sulfur, chlorine, and oxygen and to stabilize the end product.

Industrial Burners – Entities which burn combustible waste products (when used in the Company’s filings, generally used motor oil and re-refined hydrocarbon feedstocks) to generate power, heat or for other industrial purposes.

Light Fuels – Fuels such as gasoline and kerosene.

Lubricating Base Oil – A crude oil derivative used for lubrication.

Marine Diesel Oil - A blend of petroleum products that is used as a fuel in the marine industry.

Naphthas - Refers to a number of flammable liquid mixtures of hydrocarbons, i.e., a component of natural gas condensate or a distillation product from petroleum, coal tar or peat boiling in a certain range and containing certain hydrocarbons. It is a broad term covering among the lightest and most volatile fractions of the liquid hydrocarbons in petroleum. Naphtha is a colorless to reddish-brown volatile aromatic liquid, very similar to gasoline.

Processors – Entities (usually re-refineries) which utilize a processing technology to convert used oil or petroleum by-products into a higher-value feedstock or end-product.

Pygas (pyrolysis gasoline) - An aromatics-rich gasoline stream produced in sizeable quantities by an ethylene plant. These plants are designed to crack a number of feedstocks, including ethane, butane, propane, butane, naphtha, and gasoil.  Pygas can serve as a high-octane blendstock for motor gasoline or as a feedstock for an aromatics extraction unit.

Re-Refined Base Oil - The end product of used oil that is first cleansed of its contaminants, such as dirt, water, fuel, and used additives through vacuum distillation. The oil is also generally hydrotreated to remove any remaining chemicals. This process is very similar to what traditional oil refineries do to remove base oil from crude oil. Finally, the re-refined oil is combined with a fresh additive package by blenders to bring it up to industry performance levels.

Re-Refining - A process involving extensive physical and chemical treatment of used motor oil to yield a high quality marine diesel oil or lubricant base stock comparable to a virgin lubrication oil product.

Refining - The process of purification of a substance. The refining of liquids is often accomplished by distillation or fractionation. Gases can be refined in this way as well, by being cooled and/or compressed until they liquefy. Gases and liquids can also be refined by extraction with a selective solvent that dissolves away either the substance of interest, or the unwanted impurities.

Toll Processing/Third Party Processing - Refining or petrochemicals production done on a fee basis. A plant owner puts another party’s feedstock through his equipment and charges for this service. A portion of the product retained by the processor may constitute payment. This form of compensation occurs frequently in refining because the feedstock supplier often is interested in retaining only one part of the output slate.

Transmix - A mix of transportation fuels, usually gasoline and diesel, created by mixing different specification products during pipeline transportation, stripping fuels from barges and bulk fuel terminals. Transmix processing plants distill the transmix back into specification products, such as unleaded gasoline and diesel fuel.

Used Oil - Any oil that has been refined from crude oil, or any synthetic oil that has been used, and as a result of use or as a consequence of extended storage or spillage has been contaminated with physical or chemical impurities. Examples of used oil include used motor oil, hydraulic oil, transmission fluid, and diesel and transformer oil.

Virgin Base Oil – Base oil which has not previously been recycled or re-refined.

Vacuum Distillation – A process that removes emulsified contaminated water and separates used oil into base oil lubricant and light fuels.

VGO -Vacuum Gas Oil (also known as cat feed) - a feedstock for a fluid catalytic cracker typically found in a crude oil refinery and used to make gasoline No. 2 oil and other byproducts.